Exhibit 99.1

Contact:
Lucas Binder
VP Corporate Development & Investor Relations
303-927-4951
lucas.binder@wowinc.com

WOW! REPORTS THIRD QUARTER 2017 RESULTS

ENGLEWOOD, CO (November 13, 2017) — WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW), a leading, fully integrated provider of residential and commercial high-speed data, video and telephony services to customers in the United States, today announced financial and operating results for the third quarter ended September 30, 2017.

Third Quarter 2017 Highlights

•                  WOW! added 2,400 high-speed data (HSD) RGUs in the third quarter; up 16,400 compared with the third quarter of 2016

•                  2017 Edge-Out Nodes now extend to 55,800 new homes passed; 2016 Edge-Out Nodes totaled 40,400 homes passed and have achieved over 30% penetration

•                  Total Revenue of $297.8 million; Net Loss of $(2.1) million; Net Loss per share of $(0.02)

•                  Adjusted EBITDA of $114.8 million; Adjusted Earnings Per Share of $0.37

•                  Successful debt refinancing facilitated a full redemption of all 10.25% Senior Notes; over $60 million in annualized Interest expense savings; quarterly Interest expense declined 39% year over year

•                  Signed agreement to sell a portion of the Chicago Fiber Network to Verizon for $225 million, expected to close in fourth quarter and achieve pro forma leverage of approximately 5.0 times

•                  Business Services Subscription Revenue Including Acquisitions and Dispositions grew 13.4% year-over-year

•                  WOW! announced its plans to complete the rollout of 1 gig services throughout its digital footprint by early 2018

Financial Highlights (1)

For the third quarter ended September 30, 2017, WOW! reported Total Revenue of $297.8 million, down $13.4 million, or 4.3%, over the same period last year. The Company reported a Net Loss of $(2.1) million, a year over year improvement of $18.2 million. Transaction Adjusted EBITDA was $114.8 million, an increase of $3.3 million, or 3.0%, compared with the third quarter ended September 30, 2016.

Total Revenue for the third quarter of 2017 declined 2.2%, from Total Revenue including Acquisitions and Dispositions in the third quarter of 2016. WOW!’s internet centric strategic focus has led to strong growth in internet-related revenue, as HSD subscription revenue for the third quarter ended September 30, 2017 increased by $13.4 million, or 14.8%, compared to third quarter of 2016, on a transaction adjusted basis.

“In the third quarter we returned to positive HSD RGU growth with 2,400 net additions,” said Steven Cochran, chief executive officer of WOW! “The continued success and execution by our teams in growing business services subscription revenues and expanding our Edge-Out homes passed was well represented during the quarter. Our 2016 Edge-Out nodes have achieved over 30% penetration with just over one year of activity in these markets.”

“Year-over-year growth in Transaction Adjusted EBITDA of $3.3 million, or 3.0%, is reflective of our efforts to drive growth in our most profitable segments,” said Rich Fish, chief financial officer of WOW! “This can be seen in the shift toward higher speed tier HSD RGUs, the associated growth in HSD ARPU, and the 13.4% growth in Business Services Subscription Revenue Including Acquisitions and Dispositions.”

(1)         Refer to “Non-GAAP Financial Measures and Operating Metrics,” “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures,” and “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” in this Press Release for definitions and information related to Adjusted EBITDA and Transaction Adjusted financial and subscriber information, reconciliation of such non-GAAP measures to GAAP measures and why our management thinks it is beneficial to present such non-GAAP measures.

-MORE-

Revenue

On an actual basis, third quarter Total Revenue decreased 4.3% compared with the third quarter of 2016. Total Revenue Including Acquisitions and Dispositions decreased 2.2% to $297.8 million compared with the third quarter of 2016, which was driven primarily by video and telephony RGU losses and lower pass-through revenue related to the construction of the Company’s wireless backhaul project, partially offset by increases in ARPU and business services subscription revenue growth.

On an actual basis, Residential Subscription Revenue for the third quarter of 2017 was down 4.7% compared with the third quarter of 2016. Residential Subscription Revenue Including Acquisitions and Dispositions decreased 2.8% compared with the third quarter of 2016 to $231.9 million. The largest contributor to the decline was video and telephony RGU losses, partially offset by increases in ARPU.

On an actual basis, Business Services Subscription Revenue for the third quarter of 2017 was up 7.6% compared with the third quarter of 2016. Business Services Subscription Revenue Including Acquisitions and Dispositions increased 13.4% to $29.6 million compared with the third quarter of 2016.

Other Business Services Revenue totaled $9.6 million for the third quarter of 2017, a decrease of 4.0% compared with the third quarter of 2016. The decline was driven by lower pass-through revenue related to the construction of the Company’s wireless backhaul project which is non-recurring in nature.

Other revenue totaled $26.7 million for the third quarter of 2017, a decrease of 11.9% compared with the third quarter of 2016, primarily driven by decreases in advertising revenues associated with a non-political year and franchise fees, both of which are impacted by the reduction in subscribers over the same period in 2016.

Costs and Expenses

Operating expenses, excluding depreciation and amortization, totaled $153.2 million in the third quarter of 2017, a decrease of $13.9 million, or 8.3% compared with the third quarter of 2016. The decrease is primarily due to reductions in Video programming costs, decreased costs related to the Company’s network construction activities and overall reductions in costs as a result of the disposition of the Company’s Lawrence, Kansas system.

Selling, general, and administrative expenses were $38.1 million for the third quarter of 2017, an increase of $5.5 million, or 16.9%, compared with the third quarter of 2016. The increase is mainly due to a $5.2 million increase in employee related non-cash compensation cost and third party professional fees, which was partially offset by the net effect of the Company’s acquisitions and dispositions.

Net Income (Loss) and Net Loss per Share

Third quarter 2017 Net Loss was $(2.1) million, compared with Net Loss of $(20.3) million in the third quarter of 2016. Third quarter 2017 Net Loss per share was $(0.02), compared to Net Loss per share of $(0.31) in the third quarter of 2016. The improvement in Net Loss is largely attributed to a reduction in interest expense. The sequential decline from the second quarter of 2017 Net Income of $5.0 million is attributable to the Loss on early extinguishment of debt associated with a full redemption of the 10.25% Senior Notes during the third quarter of 2017. Adjusted EPS for the third quarter of 2017 was $0.37.

Adjusted EBITDA

Third quarter 2017 Adjusted EBITDA was $114.8 million, up 3.0% from the third quarter of 2016 on a Transaction Adjusted basis. Third quarter 2017 Adjusted EBITDA margin was 38.5%, representing an increase of over 190 basis points from the same period a year ago on a Transaction Adjusted basis.

Customers

WOW! reported total subscribers of 776,400 as of September 30, 2017, compared with 769,700 as of September 30, 2016, on a Transaction Adjusted basis, a 0.9% increase. Total subscribers were sequentially flat from 776,500 as of June 30, 2017, which reflects continued aggressive competitive behavior in the Company’s markets associated with brand building and the impact of Hurricane Irma in the southeast markets.

HSD RGUs totaled 730,000 as of September 30, 2017, representing a 16,400 increase over September 30, 2016, on a Transaction Adjusted basis, or 2.3%, and a sequential increase of 2,400 from 727,600 or 0.3%, as of June 30, 2017.

Edge-Outs

As of September 30, 2017, WOW! has extended its network to 96,200 new homes passed as part of the Company’s Edge-Out growth efforts started in 2016. Edge-Out projects begun in 2016 (“2016 Edge-Out Nodes”) passed approximately 40,400 homes at September 30, 2017. The Company has 12,300 new customers on such nodes, which represents over 30% penetration with an average of 414 days in active service. The penetration on such nodes has increased from 23% at year-end 2016.

The Edge-Out projects begun in 2017 (“2017 Edge-Out Nodes”) passed approximately 55,800 homes at September 30, 2017. WOW! has 10,400 new customers on such nodes, which represents over 18% penetration with an average of 136 days in active service.

Announced Sale of a Portion of Chicago Fiber Network

On August 1, 2017, the Company entered into a definitive agreement to sell a portion of its fiber network in the Company’s Chicago market to a subsidiary of Verizon for $225.0 million in cash. The Company anticipates the sale to be completed in the fourth quarter of 2017. In addition, at the closing of the definitive agreement, the Company and Verizon will enter into a new agreement pursuant to which the Company will complete the build-out of the network in exchange for approximately $50.0 million, which represented the estimated remaining build-out costs to complete the network at the time the definitive agreement was entered into. The $50.0 million will be payable as such network elements are completed. The Company anticipates such network would be completed in the second half of 2018.

Capital Expenditures

Capital expenditures totaling $72.3 million in the third quarter of 2017 were flat compared with the third quarter of 2016, on a reported basis, and up from $71.5 million on a Transaction Adjusted basis. Strategic capital expenditures, defined as Edge-Out capital expenditures and business services capital expenditures dedicated to expansion of the Company’s network, were $24.4 million for the three months ended September 30, 2017, which represented a decrease of $4.7 million over the three months ended September 30, 2016, as a result of a decline in business services capital expenditures partially offset by an increase in Edge-Out expenditures. Excluding strategic capital expenditures of Edge-Outs and Business Services, capital expenditures in the third quarter of 2017 totaled $47.9 million, which equates to 16.1% of total reported revenues for the third quarter of 2017.

Free Cash Flow

Free cash flow for the three months ended September 30, 2017 was $(63.1) million, representing an improvement of $14.8 million compared to the three months ended September 30, 2016. The improvement in free cash flow for the quarter on a year over year basis was driven primarily as a result of a reduction in cash paid for interest of $19.1 million, which was offset by an increase in the amount of cash paid to reduce net working capital assets and liabilities totaling $10.6 million.

During the three months ended September 30, 2017, and included as components of free cash flow, the Company paid $20.2 million in connection with the debt refinancing completed during the quarter and paid down accrued interest balances by $38.8 million.

Debt Refinancing

During the quarter, WOW! completed a refinancing of its Term B Loans, in which Term B Loans were upsized by $230.5 million, pricing on the Term B Loans was reduced by 25 basis points to LIBOR plus 325 basis points, and revolver capacity was increased to $300 million. Combined with the proceeds from the IPO and $180 million from the revolver, WOW! redeemed all of its outstanding 10.25% Senior Notes. The annualized impact from these transactions will result in over $60 million in interest savings.

Liquidity and Leverage

As of September 30, 2017, the total principal amount of debt outstanding was approximately $2.46 billion. Cash and cash equivalents as of September 30, 2017 was $36.4 million. WOW!’s undrawn revolver capacity provides $112.1 million of additional liquidity. Senior Secured Net Leverage and Total Net Leverage as of September 30, 2017 was 5.4x.

Conference Call

WOW! will host a conference call on Monday, November 13, 2017, at 5:00 p.m. Eastern to discuss the operating and financial results contained in this press release. The conference call will be broadcast live on the Company’s investor relations website at ir.wowway.com. Those parties interested in participating via telephone can use the conference call information as follows:

Call Date:	Monday, November 13, 2017	Call Time:	5:00 p.m. Eastern
Dial In:	(877) 541-5069	Intn’l Dial In:	(443) 842-7607
Conf. ID:	5498407

A recording of the conference call will be available approximately two hours after the completion of the call until December 13, 2017. The dial-in number for this replay is (855) 859-2056.

The following unaudited condensed consolidated statements of operations summarizes information in the Company’s Form 10-Q for the quarter ended September 30, 2017, as filed on November 13, 2017, with the United States Securities and Exchange Commission (“SEC”). For ease of use, references in this release to “WOW!” means WideOpenWest, Inc. and its subsidiaries.

WideOpenWest Inc.

Condensed Consolidated Statements of Operations (Unaudited)

($ in millions, except for per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenue
Residential subscription	$231.9	$243.4	$695.6	$722.9
Business services subscription	29.6	27.5	86.4	80.2
Total subscription	261.5	270.9	782.0	803.1
Other business services	9.6	10.0	31.3	31.8
Other	26.7	30.3	82.0	86.1
Total Revenue	$297.8	$311.2	$895.3	$921.0

Costs and expenses
Operating (excluding depreciation and amortization)	$153.2	$167.1	$470.4	$499.1
Selling, general and administrative	38.1	32.6	100.9	86.2
Depreciation and amortization	49.0	49.6	150.1	155.0
Management fee to related party	—	0.4	1.0	1.3
	$240.3	$249.7	$722.4	$741.6

Income from operations	$57.5	$61.5	$172.9	$179.4
Other income (expense)
Interest expense	(32.2)	(52.9)	(122.0)	(162.3)
Loss on early extinguishment of debt	(26.1)	(28.1)	(32.1)	(30.6)
Gain on sale of assets	—	—	38.4	—
Unrealized gain on derivative instruments, net	—	—	—	2.3
Other income, net	0.3	1.9	1.7	2.0
Income tax (expense) benefit	(1.6)	(2.7)	16.4	7.4
Net Income (loss)	$(2.1)	$(20.3)	$75.3	$(1.8)

Basic and diluted earnings (loss) per common shares
Basic	$(0.02)	$(0.31)	$0.99	$(0.03)
Diluted	$(0.02)	$(0.31)	$0.99	$(0.03)
Weighted-average common shares outstanding
Basic	86,973,345	66,525,044	76,014,568	65,605,874
Diluted	86,973,345	66,525,044	76,096,401	65,605,874

About WOW!

WOW! is one of the nation’s leading providers of high-speed internet, cable TV and phone serving communities in the U.S. Our operating philosophy is to deliver an employee and customer experience that lives up to its name. For more information, please visit www.wowway.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to publicly update any forward-looking statement, even if new information becomes available in the future or if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, many of which are beyond our control, including the wide range of competition we face in our business; competitors that are larger and possess more resources; dependence upon a business services strategy; conditions in the economy, including potentially uncertain economic conditions; our ability to secure new businesses as customers; demand for our bundled broadband communications services may be lower than we expect; our ability to respond to rapid technological change; increases in programming and retransmission costs; a decline in advertising revenues; the effects of regulatory changes in our business; our substantial level of indebtedness; certain covenants in our debt documents; programming exclusivity in favor of our competitors; inability to obtain necessary hardware, software and operational support; strain on business and resources from future acquisitions, or the inability to identify suitable acquisitions; and other factors that may be described from time to time in our filings with the SEC. All forward-looking statements are expressly qualified in their entirety by these cautionary statements.

Non-GAAP Financial Measures and Operating Metrics

We have included certain non-GAAP financial measures in this release, including Revenue Including Acquisitions and Dispositions, Residential Subscription Revenue Including Acquisitions and Dispositions, Business Services Subscription Revenue Including Acquisitions and Dispositions, Adjusted EBITDA, Transaction Adjusted EBITDA, Transaction Adjusted Capital Expenditures, Adjusted EPS and Free Cash Flow.  The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We believe that these non-GAAP measures enhance an investor’s understanding of our financial performance.  We believe that these non-GAAP measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business.  We believe that these non-GAAP measures provide investors with useful information for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures.  We use these non-GAAP measures for business planning purposes and in measuring our performance relative to that of our competitors.  We believe these non-GAAP measures are measures commonly used by investors to evaluate our performance and that of our competitors.

Revenue Including Acquisitions and Dispositions, Residential Subscription Revenue Including Acquisitions and Dispositions, Business Services Subscription Revenue Including Acquisitions and Dispositions, and Transaction Adjusted Capital Expenditures are included herein because they are key metrics used by management and our Board of Directors to assess our financial performance. We define Revenue Including Acquisitions and Dispositions as revenue after giving effect to certain acquisitions and divestitures made by WOW! We define Residential Subscription Revenue Including Acquisitions and Dispositions as Residential Subscription Revenue after giving effect to certain acquisitions and divestitures made by WOW! We define Business Services Subscription Revenue Including Acquisitions and Dispositions as Business Services Subscription Revenue after giving effect to certain acquisitions and divestitures made by WOW! We define Transaction Adjusted Capital Expenditures as capital expenditures after giving effect to certain acquisitions and divestitures made by WOW! We believe that these non-GAAP measures are appropriate measures of operating performance because they are meaningful to investors by showing how certain acquisitions and divestitures might have affected our historical financial statements. There are no Acquisitions and Dispositions reflected in third quarter 2017 results.

The presentation of these measures is not made in accordance with GAAP and our use of these terms herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and therefore are not necessarily comparable. These non-GAAP measures should not be considered as an alternative to revenue, capital expenditures or any other performance measures derived in accordance with GAAP as measures of operating performance.

Adjusted EBITDA is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance, and that the presentation of this measure enhances an investor’s understanding of our financial performance. Transaction Adjusted EBITDA makes certain additional adjustments to the historical financial information that WOW! believes is meaningful to investors by showing how certain acquisitions and divestitures might have affected WOW!’s historical financial statements.

Adjusted EBITDA is defined by WOW! as net income (loss) before net interest expense, income taxes, depreciation and amortization (including impairments), gains (losses) realized and unrealized on derivative instruments, management fees to related party, the write-up or write-off of any asset, debt modification expenses, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including equity based compensation expense) and certain other income and expenses. Transaction Adjusted EBITDA represents Adjusted EBITDA after giving effect to the impact of acquisitions and dispositions that were completed during the relevant periods as if they occurred at the beginning of the period presented. The presentation of Adjusted EBITDA and Transaction Adjusted EBITDA is not made in accordance with GAAP and our use of the terms Adjusted EBITDA and Transaction Adjusted EBITDA may vary from others in our industry. Adjusted EBITDA and Transaction Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance, operating cash flows or liquidity. There are no Transaction Adjustments reflected in the third quarter 2017 results.

Adjusted EBITDA and Transaction Adjusted EBITDA have important limitations as an analytical tool. For example, Adjusted EBITDA and Transaction Adjusted EBITDA:

•                  exclude certain tax payments that may represent a reduction in cash available to us;

•                  do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•                  do not reflect changes in, or cash requirements for, our working capital needs; and

•                  do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Adjusted EPS is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. Adjusted EPS is a non-GAAP financial measure that eliminates the effect of management fees to related party, loss on early extinguishment of debt, gain (loss) on sale of assets, non-recurring professional fees, M&A integration and restructuring expense, non-cash stock compensation, and other (income) and expenses. We then add or subtract an estimated incremental income tax effect applicable to those items. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented.

The presentation of Adjusted EPS is not made in accordance with GAAP and our use of the term Adjusted EPS herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Adjusted EPS should not be considered as an alternative to EPS or any other performance measures derived in accordance with GAAP as measures of operating performance.

See “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures” and the accompanying tables below for a reconciliation of Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP financial measure and a reconciliation of Adjusted EPS to Diluted Earnings Per Share, which is the most directly comparable GAAP financial measure.

Free Cash Flow is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We define Free Cash Flow as Net cash flows provided by operating activities less Capital Expenditures. We believe that Free Cash Flow is an appropriate measure of operating performance because it is meaningful to investors because it presents the cash generated or used by the business in a given period, and that the presentation of this measure enhances an investor’s understanding of our financial performance.

The presentation of Free Cash Flow is not made in accordance with GAAP and our use of the term Free Cash Flow herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Free Cash Flow should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP as measures of operating performance.

In addition, we use the following subscriber information in this release:

•                  Homes Passed — We report homes passed as the number of serviceable addresses, such as single residence homes, apartments condominium units and businesses passed by our broadband network and listed in our database.

•                  Subscribers — Because we deliver multiple services to our customers, we report the total number of customers (“Total Customers”) as those who subscribe to at least one of our high-speed data (“HSD”), video (“Video”) or telephony (“Telephony”) services without regard to which or how many of those services they subscribe. We report Video subscribers as the number of basic cable subscribers, excluding customers who only subscribe to HSD or Telephony services in this total. We define total Revenue Generating Units (“RGUs”) as the sum of HSD subscribers, Video subscribers and Telephony subscribers.

The unaudited Homes Passed and Subscriber information in this release is presented on a Transaction Adjusted basis giving effect to our acquisition of the operating assets of NuLink on September 9, 2016, and our divestiture of the Lawrence, Kansas system on January 12, 2017, as if such transactions had been completed at the beginning of the respective periods presented herein. The unaudited Transaction Adjusted Homes Passed and Subscriber information is for informational purposes only and does not purport to represent what our subscriber information would have been if such transactions had occurred at any date, nor does such information purport to project subscribers or homes passed for any future period.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies. While we take appropriate steps to ensure subscriber information is presented on a consistent and accurate basis at any given balance sheet date, we periodically review our policies in light of the variability we may encounter across our different markets due to the nature and pricing of products and services and billing systems. Accordingly, we may from time to time make appropriate adjustments to our subscriber information based on such reviews.

Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures

The following table provides an unaudited reconciliation of our Net Income (Loss) to Adjusted EBITDA for the periods indicated:

WideOpenWest, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

($ in millions, except for per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Net income (loss)	$(2.1)	$(20.3)	$75.3	$(1.8)
Depreciation and amortization	49.0	49.6	150.1	155.0
Management fee to related party	—	0.4	1.0	1.3
Interest expense	32.2	52.9	122.0	162.3
Loss on early extinguishment of debt	26.1	28.1	32.1	30.6
Realized and unrealized gain on derivative instruments, net	—	—	—	(2.3)
Gain (loss) on sale of assets	—	—	(38.4)	—
Non-recurring professional fees, M&A integration and restructuring expense	3.1	3.8	7.0	7.3
Non-cash stock compensation	5.2	0.4	8.3	0.5
Other income, net	(0.3)	(1.9)	(1.7)	(2.0)
Income tax (benefit) expense	1.6	2.7	(16.4)	(7.4)
Adjusted EBITDA (1)	$114.8	$115.7	$339.3	$343.5

Net cash flows provided by operating activities	9.2	(5.6)	116.4	110.5
Less: Capital Expenditures	(72.3)	(72.3)	(224.3)	(207.2)
Free Cash Flow	$(63.1)	$(77.9)	$(107.9)	$(96.7)

Three months ended
September 30,
2017
Per Share
Diluted loss per share	$(0.02)

Loss on early extinguishment of debt	0.30
Non-recurring professional fees, M&A integration and restructuring expense	0.04
Non-cash stock compensation	0.06
Income tax applicable to adjustments, net(2)	(0.01)
Adjusted Earnings Per Share (EPS)	$0.37

(1)                                 See “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” below for a reconciliation of Adjusted EBITDA to Transaction Adjusted EBITDA for the respective quarters ended giving effect the acquisition of NuLink on September 9, 2016, and our divestiture of the Lawrence, Kansas, system on January 12, 2017, as if such transactions had been completed at the beginning of the respective periods presented herein

(2)                                 The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information

The SEC requires that pro forma financial information be presented in a registrant’s periodic filings when events occur for which disclosure would be material to investors, including significant business combinations or the disposition of a significant portion of the business. The significance of an acquired or disposed business is determined based on the “significant subsidiary” tests specified in Regulation S-X, Article 11, Rule 1-02(w). Although the Company has made certain acquisitions and divestitures, such transactions do not meet the “significant subsidiary” tests and, accordingly, the Company’s historical financial information as filed with the SEC does not contain pro forma financial information relating to those transactions.

Nevertheless, we make certain adjustments in this release to the historical financial and subscriber information of the Company (“Transaction Adjusted”) as filed with the SEC because we believe such information would be meaningful to investors by showing how such transactions might have affected the Company’s historical financial statements. The unaudited Transaction Adjusted financial and subscriber information in this release has been prepared giving effect to our acquisition of the operating assets of NuLink on September 9, 2016, and our divestiture of the Lawrence, Kansas system on January 12, 2017, as if such transactions had been completed at the beginning of the respective periods presented herein. The unaudited Transaction Adjusted financial and subscriber information is for informational purposes only and does not purport to represent what our results of operations, financial or subscriber information would have been if such transactions had occurred at any date, nor does such information purport to project the results of operations for any future period.

The unaudited Transaction Adjusted condensed consolidated financial and subscriber information in this release was prepared based on NuLink’s unaudited financial and subscriber information for the respective periods presented. The historical unaudited financial and subscriber information for the Lawrence, KS system was prepared based on our books and records for the Lawrence, KS system for the perspective periods presented. Such historical unaudited financial and subscriber information has been adjusted to give a Transaction Adjusted effect to events that are directly attributable to such transactions, factually supportable and expected to have a continuing impact on the results.  The unaudited Transaction Adjusted financial information herein does not reflect non-recurring charges that have been incurred in connection with the transaction including legal fees, broker fees and accounting fees.

The following table provides an unaudited reconciliation of our residential subscription revenue to residential subscription revenue including Acquisitions and Dispositions, business services subscription revenue to business services subscription revenue including Acquisitions and Dispositions, Total Revenue to Total Revenue including Acquisitions and Dispositions, Adjusted EBITDA to Transaction Adjusted EBITDA and Capital Expenditures to Transaction Adjusted Capital Expenditures for the periods indicated:

WideOpenWest, Inc.

Transaction Adjusted Condensed Consolidated Financial Information (Unaudited)

($ in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016

Residential Subscription Revenue	$231.9	$243.4	$695.6	$722.9
Acquisitions and Dispositions:
Residential Subscription related to the Lawrence system	—	(8.5)	(1.1)	(25.2)
Residential Subscription related to NuLInk	—	3.7	—	13.5
Residential Subscription Revenue Including Acquisitions and Dispositions	$231.9	$238.6	$694.5	$711.2

Business Services Subscription Revenue	$29.6	$27.5	$86.4	$80.2
Acquisitions and Dispositions:
Business Services Subscription related to the Lawrence system	—	(1.7)	(0.3)	(5.2)
Business Services Subscription related to NuLInk	—	0.3	—	1.3
Business Services Subscription Including Acquisitions and Dispositions	$29.6	$26.1	$86.1	$76.3

Total Revenue	$297.8	$311.2	$895.3	$921.0
Acquisitions and Dispositions:
Revenue related to the Lawrence system	—	(11.5)	(1.5)	(34.3)
Revenue related to NuLink	—	4.7	—	17.1
Total Revenue Including Acquisitions and Dispositions	$297.8	$304.4	$893.8	$903.8

Adjusted EBITDA	$114.8	$115.7	$339.3	$343.5
Transaction Adjustments:
Adjusted EBITDA related to the Lawrence system	—	(5.9)	(1.0)	(17.7)
Adjusted EBITDA related to NuLink	—	1.7	—	5.8
Transaction Adjusted EBITDA	$114.8	$111.5	$338.3	$331.6

Capital Expenditures	$72.3	$72.3	$224.3	$207.2
Transaction Adjustments:
Capital expenditures related to the Lawrence system	—	(1.7)	(0.1)	(4.4)
Capital expenditures related to NuLink	—	0.9	—	3.8
Transaction Adjusted Capital Expenditures	$72.3	$71.5	$224.2	$206.6

The following table provides an unaudited reconciliation of our reported subscriber information to Transaction Adjusted subscriber information as of the end of each of the respective quarterly periods:

	September 30,	June 30,	September 30,
	2017	2017	2016

Reported Homes Passed	3,097,500	3,072,500	3,075,000
Transaction Adjustments:
Lawrence	—	—	(67,900)
Transaction Adjusted Homes Passed	3,097,500	3,072,500	3,007,100

Reported Total Customers	776,400	776,500	800,800
Transaction Adjustments:
Lawrence	—	—	(31,100)
Transaction Adjusted Total Customers	776,400	776,500	769,700

Reported HSD Subscribers	730,000	727,600	742,000
Transaction Adjustments:
Lawrence	—	—	(28,400)
Transaction Adjusted HSD Subscribers	730,000	727,600	713,600

Reported Video Subscribers	442,500	458,200	514,900
Transaction Adjustments:
Lawrence	—	—	(15,300)
Transaction Adjusted Video Subscribers	442,500	458,200	499,600

Reported Telephony Subscribers	226,200	235,400	267,400
Transaction Adjustments:
Lawrence	—	—	(7,200)
Transaction Adjusted Telephony Subscribers	226,200	235,400	260,200

Reported Total RGUs	1,398,700	1,421,200	1,524,300
Transaction Adjustments:
Lawrence	—	—	(50,900)
Transaction Adjusted Total RGUs	1,398,700	1,421,200	1,473,400

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